EXHIBIT A

Harbinger Capital Partners Funds

555 Madison Avenue, 16th Floor

New York, New York 10022

January 25, 2008

By Hand and Facsimile

The New York Times Company

620 Eighth Avenue

New York, NY 10018

Attention: Corporate Secretary

Re:	Notice of Nomination of Candidates for Election to the Board of Directors at the 2008 Annual Meeting of The New York Times Company

Dear Secretary:

This notice (including Appendix I and Exhibit A attached hereto, the “Notice”) of the decision of Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund” and, together with the Master Fund, the “HCP Funds”), the direct and beneficial owners of shares (the “Shares”) of the Class A common stock, par value $0.10 (“Class A Stock”), of The New York Times Company, a New York corporation (the “Company”), to propose the nomination of and nominate candidates for election to the Board of Directors of the Company (the “Board”) at the 2008 Annual Meeting of stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2008 Annual Meeting”), is being delivered in accordance with the requirements set forth under Section 7 of Article I regarding director nominations (the “Nomination Requirements”) of the By-laws of the Company (the “By-laws”). The Master Fund is the direct record owner of 100 of the Shares and is the beneficial owner of an additional 2,433,422 of the Shares held in street name. The Special Fund is the direct record owner 100 of the Shares and is the beneficial owner of an additional 1,216,661 of the Shares held in street name. In addition, Firebrand/Harbinger, LLC (“Firebrand/Harbinger”), a limited liability company formed by the HCP Funds and Firebrand Investments, LLC (“Firebrand”), is the beneficial owner of 3,327,000 of the Shares held in street name.

Notice of Nomination of Candidates

Pursuant to the Nomination Requirements, this Notice sets forth with respect to each of the Nominees (as defined below) all information relating to such person that would be required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, pursuant to the Nomination Requirements, this Notice sets forth for the HCP Funds (as record owner and beneficial owner of Shares) and Firebrand/Harbinger (as beneficial owner of Shares): (a) the name and address of each such entity, as they appear on the Company’s books; and (b) the class and number of shares of capital stock of the Company which are owned beneficially and of record by each such entity.

This Notice also attaches as Exhibit A hereto a copy of signed consents executed by each of the Nominees to being named as nominees and to serving as directors of the Company, if elected.

Notice of Nomination of Candidates for Election to the Board

The HCP Funds hereby propose the nomination of and nominate the following individuals (the “Nominees”) for election to the Board as Class A directors (as defined in the By-laws) to succeed the current Class A directors whose terms expire at the 2008 Annual Meeting (or any director named to fill any vacancy created by the death, retirement, resignation or removal of any such directors):

•	Scott Galloway
•	James A. Kohlberg
•	Allen L. Morgan
•	Gregory Shove

The HCP Funds reserve the right to nominate, substitute or add additional persons (a) in the event that the Company purports to increase the number of directorships to each additional directorship created, (b) if the Company makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees or any additional nominee nominated pursuant to the preceding clause (a) and/or (c) in the event any of the Nominees named in Appendix I are unable or hereafter become unwilling for any reason to serve as a director. Additional nominations made pursuant to the preceding clauses (a) and/or (b) are without prejudice to the position of the HCP Funds and Firebrand/Harbinger that any attempt to increase the size of the Board or disqualify any of the Nominees through By-law amendments or otherwise constitutes unlawful manipulation of the Company’s corporate machinery.

Notice of Nomination of Candidates

As required by Section 7 of Article I of the By-laws, the following information constitutes all of the information relating to the Nominees that would be required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such information includes all information required to be set forth in this Notice pursuant to the Nomination Requirements. To the extent that information set forth at any point in this Notice is responsive to a specific item below, each such item shall be deemed to incorporate such information, no matter where such information appears in this Notice. The information set forth in Appendix I is incorporated herein by reference. All information set forth herein relating to any person other than the HCP Funds and Firebrand/Harbinger is given only to the knowledge of the HCP Funds and Firebrand/Harbinger. Information required by Section 7 of Article I of the By-laws regarding (for both record owners and beneficial owners of capital stock of the Company) the name and address of the persons making the nomination, as they appear on the Company’s books, and the class and number of shares of the Company owned beneficially and of record by each such person is as set forth herein, including Appendix I and Exhibit A attached hereto. To the extent additional information is provided regarding the persons making the solicitation, such information is provided voluntarily for context or completeness.

Item 4.   Persons Making the Solicitation

(b). The solicitation for election of the Nominees will be made by Firebrand/Harbinger. By virtue of Instruction 3 of Item 4 of Schedule 14A, Firebrand/Harbinger, Firebrand, the Harbinger Persons (as defined below) and the Nominees (collectively, the “Participants”) may be considered participants in the solicitation. Firebrand and the HCP Funds are the members of Firebrand/Harbinger.

Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of each of the HCP Funds and Firebrand/Harbinger, none of whom will, except as described in Appendix I attached hereto, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein and in Appendix I attached hereto, will not receive compensation for acting as nominees.

None of the Participants has, as of the date hereof, retained any person to provide proxy solicitation or advisory services in connection with the solicitation. Firebrand/Harbinger expects to retain a proxy solicitation firm in connection with the solicitation, but has not yet retained such firm. Firebrand/Harbinger intends to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Class A Stock they hold of record. Firebrand/Harbinger intends to reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The costs of this solicitation of proxies, and other costs specifically related to this solicitation, are currently estimated to be approximately $750,000.

Notice of Nomination of Candidates

Firebrand/Harbinger estimates that through the date hereof, the total expenditures to date for, in furtherance of, or in connection with, this solicitation are approximately $50,000. The entire expense of soliciting proxies is being borne by Firebrand/Harbinger. Firebrand/Harbinger intends to seek reimbursement of the costs of this solicitation from the Company but does not intend to submit the question of reimbursement to a vote of the Company’s security holders.

Item 5.   Interest of Certain Persons in Matters to be Acted Upon

(b)(1). Information as to any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2008 Annual Meeting with respect to the Participants is set forth herein. Except as set forth in Appendix I, none of the Participants beneficially owns any securities of the Company or has any personal ownership interest, direct or indirect, in any securities of the Company.

The direct and indirect security holdings of the HCP Funds and Firebrand/Harbinger are as follows: (x) the Master Fund is the direct record owner of 100 of the Shares and is the beneficial owner of an additional 2,433,422 of the Shares held in street name, (y) the Special Fund is the direct record owner 100 of the Shares and is the beneficial owner of an additional 1,216,661 of the Shares held in street name, and (z) Firebrand/Harbinger is the beneficial owner of 3,327,000 Shares held in street name.

In addition (i) the HCP Funds, by virtue of their control over the voting and disposition of the Shares acquired by Firebrand/Harbinger with capital contributed to Firebrand/Harbinger by the HCP Funds, may be deemed to beneficially own such Shares held by Firebrand/Harbinger, (ii) Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Manager”), the investment manager of the Master Fund, and HMC Investors, L.L.C., the managing member of Harbinger Manager (“HMC Investors”) may be deemed to beneficially own Shares held by the Master Fund and Shares acquired by Firebrand/Harbinger with capital contributed to Firebrand/Harbinger by the Master Fund, (iii) Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund (“HCPSS”), and HMC - New York, Inc., the managing member of HCPSS (“HMCNY”), may be deemed to beneficially own Shares held by the Special Fund and Shares acquired by Firebrand/Harbinger with capital contributed to Firebrand/Harbinger by the Special Fund, and (iv) Harbert Management Corporation (“HMC”), the managing member of HMC Investors and the parent of HMCNY, Philip A. Falcone, a stockholder of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert, a stockholder of HMC, and Michael D. Luce, a stockholder of HMC, may be deemed to beneficially own Shares held by the Master Fund and the Special Fund and Shares acquired by Firebrand/Harbinger with capital contributed to Firebrand/Harbinger by the HCP Funds (the Master Fund, Harbinger Manager, HMC Investors, HMC, Special Fund, HCPSS, HMCNY, Philip A. Falcone, Raymond J. Harbert and Michael D. Luce are collectively referred to herein as the “Harbinger Persons”). Each of Harbinger Manager, HMC Investors, HMC, HCPSS, HMCNY, Mr. Falcone, Mr. Harbert and Mr. Luce disclaim beneficial ownership of the Shares.

Notice of Nomination of Candidates

The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive from the Company as a director, if elected to the Board, and as described herein and in Appendix I attached hereto.

(i) Set forth in Appendix I attached hereto, which is incorporated herein by reference, are the names and business addresses of each of the Participants.

(ii) Set forth in Appendix I attached hereto, which is incorporated herein by reference, is (a) the present principal occupation or employment of Firebrand/Harbinger, Firebrand and each of the Harbinger Persons and (b) the present principal occupation or employment of each of the Nominees, and the name, principal business and address of any corporation or other organization in which such employment is carried on.

(iii) During the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(iv), (v), (vi), (vii), (ix) and (x) Except as set forth in this Item 5(b)(1) or in Appendix I hereto, which is incorporated herein by reference, no Participant, and no associate of any Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Participant purchased or sold any securities of the Company within the last two years. Set forth in Appendix I hereto are transactions in the Company’s securities effected by each of the Participants within the past two years. The Shares owned by Firebrand/Harbinger were acquired by Firebrand/Harbinger with capital contributed to Firebrand/Harbinger by the HCP Funds. The Shares owned by the HCP Funds were purchased by the HCP Funds using assets of the HCP Funds. The Shares owned by Firebrand/Harbinger and the HCP Funds may be held in brokerage custodian accounts which, from time to time in the ordinary course, may utilize margin borrowing in connection with purchasing, borrowing or holding of securities, and such Shares may thereby have been, or in the future may become, subject to the terms and conditions of such margin debt and terms, together with all other securities held therein. As of the date hereof, no part of the purchase price or market value of any of the Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares.

(viii) Except as set forth in Appendix I hereto, no Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies.

(xi) Item 5(b)(xi) cross-references the information required by Item 404(a) of Regulation S-K of the Exchange Act with respect to each participant in the solicitation or any associates of such participant.

Notice of Nomination of Candidates

Item 404(a) of Regulation S-K. Except as set forth in Appendix I hereto, no Participant and no related person of any Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year or any currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000.

(xii)(A) and (B). According to the Company’s public filings, under the Company’s compensation plan for directors, who hold office following their election and qualification until the next annual meeting of stockholders and until their successors are elected and qualified, non-employee directors receive compensation comprised of cash compensation and equity compensation. Cash compensation payable to non-employee directors elected at the 2007 annual meeting of stockholders was comprised of an annual retainer of $45,000 per director and an annual cash committee retainer payable to the chairs of certain committees. The aforementioned annual cash committee retainer payable to committee chairs was $20,000 for the audit committee, $10,000 for the compensation committee, $10,000 for the finance committee, $6,000 for the nominating and governance committee and $3,000 for the foundation committee. The Company’s Non-Employee Director Deferral Plan allows non-employee directors to defer the receipt of a portion of their cash compensation, with deferred amounts credited to a cash account or a phantom Class A Stock unit account, as elected by the director.

Equity compensation payable to non-employee directors elected at the 2007 annual meeting of stockholders was comprised of a grant of phantom Class A Stock stock units and options to purchase the Class A Stock. For directors elected at the 2007 annual meeting, the discretionary grant of phantom stock units was valued at $35,000 per director. Options to purchase 4,000 shares of the Class A Stock are granted annually to non-employee directors. According to the Company’s public filings, stock options are generally awarded annually to non-employee directors on the date of the annual meeting of stockholders at which they are elected under the Company’s Non-Employee Directors’ Stock Incentive Plan; options vest on the date of the next succeeding annual meeting of stockholders and have a term of ten years from the date of grant. The Company reimburses reasonable expenses incurred for attendance at Board and committee meetings and matches 150% of charitable contributions made by directors to colleges, schools, cultural, journalism or environmental organizations, up to a maximum Company contribution of $4,500 per person per year.

The Company maintains directors’ and officers’ insurance coverage for the directors of the Company. The Company also provides directors with Company-provided indemnification to the fullest extent permitted by law and the Company’s certificate of incorporation of the Company, as amended and restated on September 29, 1993, and as amended on June 19, 1998 and June 22, 2007 (the “Certificate of Incorporation”), and legal protection from personal liability to the Company and its stockholders, as provided by state law and the Certificate of Incorporation. The HCP Funds and Firebrand/Harbinger expect that the Nominees, if elected, will be indemnified for service as directors of the Company to the same extent indemnification is provided to the current directors of the Company under the By-laws and Certificate of Incorporation.

Notice of Nomination of Candidates

The HCP Funds and Firebrand/Harbinger also believe that upon election, the Nominees will be covered by the Company’s officer and director liability insurance.

The Participants disclaim any responsibility for the accuracy of the foregoing information extracted from the Company’s public filings.

Except as set forth in Item 5(b)(1) above or in Appendix I, the Nominees will not receive any compensation from the HCP Funds or Firebrand/Harbinger to serve as nominees for election or as a director, if elected, of the Company. The HCP Funds have agreed to indemnify the Nominees against losses incurred in connection with their service as nominees for election as directors of the Company and in connection with the solicitation of proxies in respect thereof, to the extent that indemnification is not otherwise available, including from the Company. The HCP Funds have also agreed to reimburse the Nominees for out-of-pocket expenses incurred in their capacity as nominees, including, without limitation, reimbursement for reasonable travel expenses. Each Nominee has executed a written consent agreeing to be a nominee for election as a director of the Company and to serve as a director if so elected, which consents are attached hereto as Exhibit A. Other than as set forth herein or in Appendix I, no Participant and no associate of any Participant has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Under the terns of the limited liability company agreement of Firebrand/Harbinger, the HCP Funds have agreed to indemnify Scott Galloway and Firebrand and its managers, members and officers from and against all liabilities and expenses incurred in connection with the defense or disposition of any claim, action, suit or proceeding in which any such person is involved or with which any such person may be threatened relating to or arising out of activities relating to any investment by Firebrand/Harbinger or otherwise relating to or arising out of the limited liability company agreement of Firebrand/Harbinger to the extent such liabilities and expenses are not otherwise covered by insurance or indemnification from another source.

(b)(2) The information required to be disclosed in this item with respect to the Participants is disclosed in response to Item 5(b)(1) above.

Item 7.   Directors and Executive Officers

(a) Item 7(a) cross-references the information required by instruction 4 to Item 103 of Regulation S-K of the Exchange Act with respect to nominees of the persons making the solicitation. Such information is set forth below:

Instruction 4 of Item 103 to Regulation S-K. There are no material proceedings in which the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which such nominee or

Notice of Nomination of Candidates

any such associate has a material interest adverse to the Company or any of its subsidiaries.

(b) Item 7(b) cross-references the information required by Item 401, Items 404(a) and (b), Item 405, and Items 407(d)(4) and (d)(5) of Regulation S-K of the Exchange Act with respect to nominees of the person making the solicitation. Such information is set forth below:

Item 401 of Regulation S-K.

(a) and (e). Each Nominee has executed a consent to being named as a Nominee and to serving as a director of the Company, if so elected. Copies of such consents are attached hereto as Exhibit A. The initial term of each Nominee, if elected, would be for a period of one year in accordance with the By-laws.

The following information is set forth in Appendix I attached hereto with respect to each Nominee: name, age, any position and office with the Company held by each such nominee and the term thereof, business experience during the past five years (including principal occupation and employment during the past five years and the name and principal business of any corporation or other organization in which such occupation or employment was carried on) and any directorships held by such person in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended. Except as set forth in Appendix I, no occupation or employment is or was, during such period, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company, and none of the Nominees has ever served on the Board.

The HCP Funds have agreed to indemnify the Nominees, and to reimburse the Nominees for certain expenses, as described above.

Other than as disclosed in the response to Item 5(b) above or in Appendix I attached hereto, there are no arrangements or understandings between the Nominees and any other party pursuant to which any such nominee was or is to be selected as a director or nominee.

(b), (c), and (g). These provisions of Item 401 of Regulation S-K are not applicable to the Nominees.

(d). There exist no family relationships between any Nominee and any director or executive officer of the Company.

(f). During the last five years, the Nominees were not involved in any of the events described in Item 401(f) of Regulation S-K and that are material

Notice of Nomination of Candidates

to an evaluation of the ability or integrity of any such nominee to become a director of the Company.

Item 404(a) of Regulation S-K. The response to Item 5(b)(1)(xi) above is incorporated herein by reference.

Item 404(b) of Regulation S-K. This provision is not applicable to the Nominees.

Item 405 of Regulation S-K. This provision is not applicable to the Nominees because the Nominees are not directors, officers or ten percent holders of the Company.

Item 407(d)(4) and (d)(5) of Regulation S-K. These provisions are not applicable to the Nominees.

(c) Item 7(c) cross-references the information required by Item 407(a) of Regulation S-K of the Exchange Act.

Item 407(a) of Regulation S-K. The corporate governance guidelines of the Company, which are available on the Company’s website at www.nytco.com, provide that determinations of independence shall be made in accordance with the criteria for independence required by the New York Stock Exchange. The HCP Funds and Firebrand/Harbinger have no knowledge of any facts that would prevent the determination that each of the Nominees is independent.

(d) Item 7(d) cross-references the information required by Item 407(b), (c)(1), (c)(2), (d)(1), (d)(2), (d)(3), (e)(1), (e)(2), (e)(3) and (f) of Regulation S-K of the Exchange Act . These provisions are not applicable to the Nominees.

(e) Item 7(e) applies only to registered investment companies and is not applicable to the Nominees.

Item 8. Compensation of Directors and Executive Officers

Item 8 cross-references the information required by Item 402 and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K of the Exchange Act with respect to each nominee of the person making the solicitation and associates of such nominee. Such information is set forth below:

Item 402 of Regulation S-K

(a)-(j). None of the Nominees or any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under,

Notice of Nomination of Candidates

or is subject to any arrangement described in, these paragraphs of Item 402 of Regulation S-K.

(k). The response to Item 5(b)(1)(xii)(A) and (B) above is incorporated herein by reference. Other than as set forth herein, the HCP Funds and Firebrand/Harbinger are not aware of any other arrangements pursuant to which any director of the Company was to be compensated for services during the Company’s last fiscal year.

Item 407(e)(4) of Regulation S-K. There are no interlocking relationships that would have required disclosure under these paragraphs of Item 407 of Regulation S-K, had the Nominees been directors of the Company.

Item 407(e)(5) of Regulation S-K. This provision is not applicable to the Nominees.

* * *

The information included herein represents the best knowledge of the HCP Funds and Firebrand/Harbinger as of the date hereof. The HCP Funds and Firebrand/Harbinger reserve the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the HCP Funds and Firebrand/Harbinger do not commit to update any information which may change from and after the date hereof.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominees at the 2008 Annual Meeting, or if any individual nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to any replacement nominees selected by the HCP Funds and Firebrand/Harbinger.

The HCP Funds and Firebrand/Harbinger reserve the right to give further notice of additional nominations or business to be made or conducted at the 2008 Annual Meeting or any other meeting of the Company’s stockholders.

Please direct any questions regarding the information contained in this Notice to Robert B. Schumer, Esq., Raphael M. Russo, Esq. and Steven J. Williams, Esq., Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, (212) 373-3000 (Phone), (212) 757-3990 (Facsimile).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Notice to be duly executed on the date first above written.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore

Manager, L.L.C.

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special

Situations GP, LLC

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

Appendix I: Additional Information

Certain Information Relating to Firebrand/Harbinger,

Firebrand and each of the Harbinger Persons

Firebrand/Harbinger, a Delaware limited liability company, was formed to invest from time to time in securities of various companies identified by its members. The address of its office is c/o Harbinger Capital Partners Offshore Manager, LLC, One Riverchase Parkway South, Birmingham, Alabama 35244. As of the date hereof, the HCP Funds are the “Class A Members” of Firebrand/Harbinger and Firebrand is the “Class B Member” of Firebrand/Harbinger. Firebrand has agreed to transfer five percent of the Class B membership interests in Firebrand/Harbinger to each of the Nominees other than Mr. Galloway. Each member of Firebrand/Harbinger, with the approval of the Class A Members, may make capital contributions with respect to particular investments. The Class A Members will allocate capital contributions amongst themselves and approve capital contributions by the Class B Members such that the Master Fund shall at all times be entitled to at least 50% of all distributions and allocations. Each HCP Fund has the exclusive right of every kind to control and bind Firebrand/Harbinger with respect to investments of capital contributions to Firebrand/Harbinger attributable to such person. Firebrand has the exclusive right of every kind to control and bind Firebrand/Harbinger with respect to investments of capital contributions to Firebrand/Harbinger attributable to the Class B Members. Other than as set forth above, Firebrand/Harbinger is managed by the Master Fund. The HCP Funds have the right to consult with Firebrand and Scott Galloway with respect to the investment of their capital contributions to Firebrand/Harbinger, and Firebrand and Scott Galloway have agreed to provide such consulting services. With respect to particular investments, the quarterly consulting compensation payable to Firebrand by the HCP Funds will be the lesser of $25,000 and 0.125% of the average fair market value of such investment made by Firebrand/Harbinger with capital contributions from the Class A Members. With respect to the distribution of investment proceeds, amounts apportioned to the Class B Members are distributed to such Class B Members. Amounts apportioned to the Class A Members are distributed to such Class A Members and Class B Members as follows: first to the Class A Members, up to the amount of their respective capital contributions (less previous distributions), then to the Class B Members (in such proportion as may be specified by Firebrand with the consent of the Master Fund), until the cumulative past and present distributions made to the Class B Members are equal to 10% of the net profits (less certain expenses) realized by the HCP Funds (and/or any of their affiliates) and Firebrand/Harbinger, and then the remainder to the Class A Members.

Firebrand, a Delaware limited liability company, was formed to invest from time to time in securities of various companies identified by its manager. The address of its office is c/o Scott Galloway, 210 Little Noyac Path, Water Mill, New York 11976. Scott Galloway is the sole member of Firebrand. Scott Galloway is the sole manager with the exclusive right of every kind to control and bind Firebrand, including, without limitation, with respect to investments of capital contributions. Firebrand also receives consideration from parties with whom it is working that invest in companies in which Firebrand has invested. Distributions are made on a pro rata basis in accordance with capital contributions. Scott Galloway is currently the only member and the only person that has made capital contributions to Firebrand.

The Master Fund, a Cayman Islands corporation, is an investment fund with its principal business and record address at c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.

The Special Fund, a Delaware limited partnership, is an investment fund with its principal business address at 555 Madison Avenue, 16th Floor, New York, New York 10022. The address of the Special Fund in the records of the Company is One Riverchase Parkway South, Birmingham, Alabama 35244.

Harbinger Manager, a Delaware limited liability company, is the investment manager of the Master Fund; HMC Investors, a Delaware limited liability company, is the managing member of Harbinger Manager; HCPSS, a Delaware limited liability company, is the general partner of the Special Fund; HMCNY, a New York corporation, is the managing member of HCPSS; HMC, an Alabama corporation, is the managing member of HMC Investors and the parent of HMCNY; Philip Falcone, a United States citizen, is a stockholder of HMC and the portfolio manager of the Master Fund and the Special Fund; Raymond J. Harbert, a United States citizen, is a stockholder of HMC; and Michael D. Luce, a United States citizen, is a stockholder of HMC. The principal business address for each of HCPSS, HMCNY and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York 10022. The principal business address for each of Harbinger Manager, HMC Investors, HMC, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.

Certain Information Relating to the Nominees

The following table sets forth the name, age, present principal occupation, business address and business experience for the past five years and certain other information, with respect to the Nominees. This information has been furnished to the HCP Funds and Firebrand/Harbinger by the Nominees.

Name, Age and Business and Residential Address	Principal Occupation or Employment During the Last Five Years; Public Company Directorships
Scott Galloway (Age: 43) Business Address: 40 West 4th Street, New York, NY 10014

Mr. Galloway is a Clinical Associate Professor at the New York University Stern School of Business where he teaches brand strategy to second year M.B.A. students.  Mr. Galloway is also the Founder and CIO of Firebrand Partners LLC, an operational activist investment firm.  In 1992, Mr. Galloway founded Prophet Brand Strategy, Inc., a brand consulting firm that employs over 100 professionals in the United States, Europe and Asia.  Mr. Galloway served as the Chief Executive Officer of Prophet from 1992 to 2000 and Chairman until 2002.  In 1997, Mr. Galloway founded Red Envelope where he serves on the board of directors.  Mr. Galloway also serves on the board of directors of EcoAmerica, an environmental non-profit.  In 1999, Mr. Galloway was elected to the World Economic Forum’s “Global Leaders of Tomorrow,” which recognizes 100 individuals under the age of forty “whose accomplishments have had impact on a global level.”  Mr. Galloway received an M.B.A. from the Haas School of Business at the University of California at Berkeley and a B.A. in Economics from the University of California at Los Angeles.

Name, Age and Business and Residential Address	Principal Occupation or Employment During the Last Five Years; Public Company Directorships
James A. Kohlberg (Age: 50) Business Address: 3000 Alpine Road #100 Menlo Park, CA 94028

Mr. Kohlberg co-founded Kohlberg & Company, a leading middle market private equity firm, which recently raised its sixth private equity fund of $1.5 billion dollars, in 1987. The firm has completed nearly 100 platform investments of undervalued and/or underperforming companies. Mr. Kohlberg is a member of the board of directors of Kohlberg Capital Corporation (formerly known as Kohlberg Capital, LLC). Mr. Kohlberg is an active venture investor in internet media, entertainment, and alternative energy, including ClearEdge Power, a fuel cell company (chairman), Essential Entertainment, a film finance and foreign sales company (chairman) and CurrentTV, an Emmy winning interactive content cable company. Most recently he co-founded an internet media firm, Helium Group LLC (which does business as HalogenGuides.com). Mr. Kohlberg is also active in educational philanthropy through his foundation and is on the board of directors of EcoAmerica, an environmental non-profit.

Allen L. Morgan (Age: 54) Business Address: 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

Since January 1999, Mr. Morgan has been a General Partner or Managing Director of Mayfield Fund, a venture capital fund based in Menlo Park, California. From May 1997 to December 1998, Mr. Morgan was a partner in the corporate department of Latham & Watkins LLP in Menlo Park, California. From November 1982 to May 1997, Mr. Morgan was an associate and a partner in the corporate department of Wilson, Sonsini, Goodrich & Rosati, P.C. in Palo Alto, California. He received an A.B. from Dartmouth College in 1976, a B.A. and M.A. from Oxford University in 1978 and 1983, respectively, and a J.D. from the University of Virginia in 1981. Since February 1999, Mr. Morgan has served as a member of the board of directors of Varsity Group Inc. From 2001 to 2007, Mr. Morgan was a member of the board of directors of PlanetOut Inc. From 2005 to 2006, Mr. Morgan was a member of the board of directors of ValueVision Media, Inc.

Name, Age and Business and Residential Address	Principal Occupation or Employment During the Last Five Years; Public Company Directorships
Gregory Shove (Age: 46) Business Address: 625 Second St, 3rd Floor San Francisco, CA 94107

Mr. Shove has served as a member of the board of directors of RedEnvelope, Inc. since May 2007.  Mr. Shove co-founded and since 2005 has been the CEO of Helium Group LLC (which does business as HalogenGuides.com), a San Francisco-based internet media company focusing on the luxury travel, real estate and financial services markets.  From 2001 to 2005, Mr. Shove was an active private and public company investor, with a focus on consumer markets.  Mr. Shove was also the co-founder of 2Market, a Silicon Valley start-up that pioneered the development of interactive shopping and which was acquired by America Online in 1995.  Mr. Shove spent over four years at America Online, where he was the first Vice President of Electronic Commerce in 1996.  Prior to America Online, Mr. Shove worked at Digital Equipment Corp and Sun Microsystems. Mr. Shove graduated as a Sloan Fellow from Stanford University, Graduate School of Business in 1993 and holds a B.A. in Economics from the University of Western Ontario.

Transactions in the Securities of the Company

Other than as set forth herein or in the Notice, none of the Participants is the record or beneficial owner of any securities of the Company, or any parent or subsidiary of the Company.

The Master Fund and the Special Fund have entered into total return swap agreements (cash settlement) relating to the Class A Stock. These swap agreements have the effect of increasing or decreasing the Harbinger Persons’ economic exposure to the Class A Stock without conferring voting or dispositive power over the notional number of shares referred to in such agreements. The Master Fund and the Special Fund have changed, and may from time to time change, the notional number of shares referred to in such agreements.

Other than as set forth herein, none of the Participants has effected any transactions in any securities of the Company in the last two years.

Transactions by Firebrand/Harbinger

Date of Transaction	Number of Shares of Class A Stock Purchased/(Sold)	Price Per Share
1/16/2008	250,000.00	$15.4501
1/17/2008	970,455.00	$15.1033
1/17/2008	1,354,545.00	$15.1033
1/18/2008	2,000.00	$15.1415
1/18/2008	350,000.00	$15.0355
1/22/2008	88,000.00	$14.3176
1/22/2008	312,000.00	$14.4644

Transactions by Master Fund

Date of Transaction	Number of Shares of Class A Stock Purchased/(Sold)	Price Per Share
12/21/2007	33,333.00	$17.7152
12/21/2007	641,334.00	$17.6895
12/24/2007	91,333.00	$17.5041
12/26/2007	159,305.00	$17.4562
12/27/2007	266,667.00	$17.3064
12/28/2007	178,017.00	$17.3161
12/31/2007	266,667.00	$17.5549
1/2/2008	306,666.00	$17.3648
1/3/2008	333,333.00	$17.5436

Date of Transaction	Number of Shares of Class A Stock Purchased/(Sold)	Price Per Share
1/4/2008	120,200.00	$17.2644
1/7/2008	36,667.00	$17.0952

Transactions by Special Fund

Date of Transaction	Number of Shares of Class A Stock Purchased/(Sold)	Price Per Share
12/21/2007	16,667.00	$17.7152
12/21/2007	320,666.00	$17.6895
12/24/2007	45,667.00	$17.5041
12/26/2007	79,652.00	$17.4562
12/27/2007	133,333.00	$17.3064
12/28/2007	89,009.00	$17.3161
12/31/2007	133,333.00	$17.5549
1/2/2008	153,334.00	$17.3648
1/3/2008	166,667.00	$17.5436
1/4/2008	60,100.00	$17.2644
1/7/2008	18,333.00	$17.0952

Exhibit A

Consents to Being Named as Nominees and

to Serve as Directors of The New York Times Company

[Attached]

A - 1

Consent to Being Named as a Nominee and

to Serve as Director of The New York Times Company

To:	Secretary of The New York Times Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of The New York Times Company, a New York corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 18, 2008.

/s/ Scott Galloway

Scott Galloway

Consent to Being Named as a Nominee and

to Serve as Director of The New York Times Company

To:	Secretary of The New York Times Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of The New York Times Company, a New York corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 15, 2008.

/s/ James A. Kohlberg

James A. Kohlberg

Consent to Being Named as a Nominee and

to Serve as Director of The New York Times Company

To:	Secretary of The New York Times Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of The New York Times Company, a New York corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 23, 2008.

/s/ Allen Morgan

Allen Morgan

Consent to Being Named as a Nominee and

to Serve as Director of The New York Times Company

To:	Secretary of The New York Times Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of The New York Times Company, a New York corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 19, 2008.

/s/ Gregory Shove

Gregory Shove